                                                                    Exhibit 12-A

                        Atlantic City Electric Company

                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                            (Dollars in Thousands)


                                        12 Months
                                          Ended
                                        June 30,               Year  Ended  December  31,
                                                   --------------------------------------------------
                                          2000       1999      1998      1997     1996      1995
                                        -------------------------------------------------------------
Income before extraordinary items       $ 49,647   $ 63,930  $ 30,276 $ 85,747 $ 75,017 $ 98,752
                                        -------------------------------------------------------------

Income taxes                              36,000     49,326    18,178   50,442    36,958   48,277
                                        -------------------------------------------------------------

Fixed charges:
   Interest on long-term debt
     including amortization of
     discount, premium and
     expense                              69,892     60,562    63,940   64,501    64,847   62,879
   Other interest                          4,052      3,837     3,435    3,574     4,019    4,364
   Preferred dividend require-
     ments of subsidiary
     trusts                                7,618      7,634     6,052    5,775     1,428      -
                                        -------------------------------------------------------------
     Total fixed charges                  81,562     72,033    73,427   73,850    70,294   67,243
                                        -------------------------------------------------------------

Earnings before extraordinary
   item, income taxes and
   fixed charges                        $167,209   $185,289  $121,881 $210,039  $182,269 $214,272
                                        =============================================================

Ratio of earnings to fixed charges          2.05       2.57      1.66     2.84      2.59     3.19


For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of subsidiary trusts, and the estimated interest component of rentals.